Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Aeva, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Aeva, Inc. (the “Company”) as of December 31, 2019 and 2020, the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Jose, California

March 18, 2021

We have served as the Company’s auditor since 2020.

Aeva, Inc.

Balance Sheets

(In thousands, except share and per share data)

	As of December 31,
	2020	2019
Assets
Cash and cash equivalents	$24,624	$46,637
Accounts receivable	141	369
Inventories	1,219	354
Other current assets	4,970	1,457

Total current assets	30,954	48,817

Property, plant, and equipment, net	1,614	1,559
Other noncurrent assets	64	59

Total assets	$32,632	$50,435

Liabilities, convertible preferred stock, and stockholders’ deficit
Accounts payable	$2,071	$713
Accrued liabilities	2,606	343
Accrued employee costs	722	466
Other current liabilities	275	270

Total current liabilities	5,674	1,792

Other noncurrent liabilities	45	39

Total liabilities	5,719	1,831

Commitments and contingencies (Note 12)
Convertible preferred stock
Series seed preferred stock, $0.001 par value, 3,198,556 shares authorized, issued and outstanding as of December 31, 2020 and 2019	4,405	4,405
Series A preferred stock, $0.001 par value, 2,851,057 shares authorized, issued and outstanding as of December 31, 2020 and 2019	25,933	25,933
Series A-1 preferred stock, $0.001 par value, 1,032,888 shares authorized, issued and outstanding as of December 31, 2020 and 2019	12,914	12,914
Series B preferred stock, $0.001 par value, 2,538,708 shares authorized as of December 31, 2020 and 2019, 1,524,279 shares issued and outstanding at December 31, 2020 and 2019	35,952	35,952
Stockholders’ deficit
Common stock, $0.001 par value; 20,500,000 shares authorized as of December 31, 2020 and December 31, 2019, 8,069,693 and 8,031,018 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	9	9
Additional paid-in capital	8,784	4,905
Accumulated deficit	(61,084)	(35,514)

Total stockholders’ deficit	(52,291)	(30,600)

Total liabilities, convertible preferred stock and stockholders’ deficit	$32,632	$50,435

Aeva, Inc.

Statements of Operations

(In thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue	$4,843	$1,384
Cost of revenue	2,741	815

Gross profit	2,102	569
Research and development expenses	20,497	15,406
General and administrative expenses	5,664	4,290
Selling and marketing expenses	1,682	966

Operating loss	(25,741)	(20,093)

Interest income	(195)	(516)
Other expense	24	17

Loss before income taxes	(25,570)	(19,594)
Income taxes	—	—

Net loss	$(25,570)	$(19,594)

Net loss attributable per share to common stockholders:
Basic and Diluted	$(3.65)	$(3.88)

Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and Diluted	7,008,861	5,055,170

Aeva, Inc.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share data)

	Convertible preferred stock		Common stock
	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
Balance as of January 1, 2019	7,082,501	$43,252	8,004,160	$9	$2,717	$(15,920)	$(13,194)
Issuance of Series B preferred stock, net	1,524,279	35,952					—
Stock-based compensation					2,153		2,153
Issuance of common stock upon exercise of stock options			26,858		35		35
Net loss						(19,594)	(19,594)

Balance at December 31, 2019	8,606,780	$79,204	8,031,018	$9	$4,905	$(35,514)	$(30,600)

Stock-based compensation					3,806		3,806
Issuance of common stock upon exercise of stock options			38,675		73		73
Net loss						(25,570)	(25,570)

Balance as of December 31, 2020	8,606,780	$79,204	8,069,693	$9	$8,784	$(61,084)	$(52,291)

Aeva, Inc.

Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(25,570)	$(19,594)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	798	634
Stock-based compensation	3,806	2,153
Changes in operating assets and liabilities:
Accounts receivable	228	(369)
Inventories	(865)	603
Other current assets	(3,513)	(560)
Other noncurrent assets	(5)	24
Accounts payable	1,360	171
Accrued liabilities	2,263	174
Accrued employee costs	256	234
Other current liabilities	5	209
Other noncurrent liabilities	6	(63)

Net cash used in operating activities	$(21,231)	$(16,384)

Cash flows from investing activities:
Purchase of property, plant, and equipment	(855)	(421)

Net cash used in investing activities	(855)	(421)

Cash flows from financing activities:
Proceeds from the issuance of Series B Preferred Stock	—	36,024
Proceeds from exercise of stock options	73	35
Financing costs incurred	—	(72)

Net cash provided by financing activities	73	35,987

Net increase (decrease) in cash and cash equivalents	(22,013)	19,182
Beginning cash and cash equivalents	46,637	27,455

Ending cash and cash equivalents	$24,624	$46,637

Supplemental disclosures of cash flow information:
Cash paid for interest	—	—
Cash paid for income taxes	—	—
Supplemental disclosure of noncash investing and financing activities:
Changes in purchases of property, plant and equipment recorded in accounts payable	2	48

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Aeva, Inc. (the “Company”), through its Frequency Modulated Continuous Wave (“FMCW”) sensing technology, designs a 4D LiDAR-on-chip that, along with its proprietary software applications, has the potential to enable the adoption of LiDAR across broad applications from automated driving to consumer electronics, consumer health, industrial robotics and security.

The Company was incorporated in the State of Delaware on December 5, 2016 and is headquartered in Mountain View, California.

Basis of Presentation

The Company has prepared the accompanying financial statements pursuant to generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Company has no items of other comprehensive income or loss; therefore, the Company’s net loss is identical to its comprehensive loss.

Liquidity

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2020, the Company had cash and cash equivalents totaling $24.6 million, which were held for working capital purposes. To date, the Company’s principal source of liquidity has been net proceeds received from the issuance of preferred stock.

The Company has a limited history of operations and has incurred negative cash flows from operating activities and losses from operations in the past as reflected in the accumulated deficit of $61.1 million as of December 31, 2020. The Company expects to continue to incur operating losses due to the investments it intends to make to its business, including the development of products.

Future capital may be required to grow the business, however, will depend on many factors, including sales volume, the timing and extent of spending to support research and development efforts, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. From time to time, the Company may seek to raise additional funds through equity issuances. If the Company is unable to raise additional capital when desired and on reasonable terms, the business, results of operations, and financial condition could be adversely affected. The Company’s long-term success is dependent upon its ability to successfully market its products and services; generate revenue; maintain or reduce its operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations.

Significant Risks and Uncertainties

The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

The COVID-19 pandemic has disrupted everyday life and markets worldwide, leading to significant business and supply-chain disruption, as well as broad-based changes in supply and demand. While the quarantine, social distancing and other regulatory measures instituted or recommended in response to COVID-19 are expected to be temporary, the duration of the business disruptions, and related financial impact, cannot be estimated at this time. The Company has not been materially impacted by any shortages in the supply of the required components or supply of services due to COVID-19. Nevertheless, COVID-19 presents material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial information.

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash balances in accounts held by major banks and financial institutions located in the United States and considers such risk to be minimal. Such bank deposits from time to time may be exposed to credit risk in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.

The Company’s accounts receivable are derived from customers located in the US and Germany. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions and requires customer advance payments in certain circumstances and has historically not had receipt of payment exceed 60 days. The Company generally does not require collateral.

As of December 31, 2020, one customer accounted for 68% of accounts receivable. As of December 31, 2019, one customer accounted for 89% of accounts receivable. As of December 31, 2020, two vendors accounted for 62% of accounts payable. As of December 31, 2019, one vendor accounted for 16% of accounts payable.

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include valuation allowance for deferred tax assets, stock-based compensation including the fair value of the Company’s common stock, and useful lives of long-lived assets. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable. Actual results could differ from those estimates, and such differences could be material to the Company’s financial condition and results of operations.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents, which consist of money market funds, were $24.6 million and $46.6 million as of December 31, 2020 and December 31, 2019, respectively. As of December 31, 2020, and December 31, 2019, the Company’s money market funds are considered cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company reviews the need for an allowance for doubtful accounts quarterly based on historical experience with each customer and the specifics of each arrangement. At December 31, 2020 and December 31, 2019, the Company did not have an allowance for doubtful accounts or write-offs.

Inventories

Inventories consist of raw materials and supplies, work in process, and finished goods. Inventories are stated at the lower of cost or net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in, first-out basis. Net realizable value is determined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. The Company assesses inventories quarterly for slow-moving products and potential impairment, and records write-downs of inventories to cost of revenue.

Deferred Transaction Costs

The Company capitalized qualified legal, accounting and other direct costs related to its reverse recapitalization transaction with InterPrivate Acquisition Corp (“InterPrivate”), the details of which are discussed in an initial S-4 filed with the SEC on December 3, 2020 and subsequent amendments. Deferred transaction costs are included in other current assets on the balance sheets and will be deferred until the completion of the merger with InterPrivate, at which time they will be deducted from the combined entity’s additional paid-in capital. If the Company terminates its planned merger or there is a significant delay in consummating the proposed merger, all of the deferred transaction costs will be immediately written off to operating expenses.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Assets are held as construction in progress until placed into service, upon which date, the Company begins to depreciate the assets over their estimated useful lives. The estimated useful lives of the Company’s assets are as follows:

Estimated useful lives
Computer equipment	3 years
Lab equipment	5 years
Testing equipment	3 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term
Furniture and fixtures	5 years

Expenditures for repairs and maintenance are charged to expense as incurred. When an asset is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2020 and December 31, 2019.

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

Leases

An arrangement is or contains a lease if there are specified assets and the right to control the use of a specified asset is conveyed for a period in exchange for consideration. Upon lease inception, the Company classifies leases as either operating or capital leases. Leases are classified as capital leases when the terms of the lease transfer substantially all of the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Operating leases are not recognized on the balance sheet. For income statement purposes, the Company recognizes rent expense on a straight-line basis for operating leases. For leasehold improvements, the estimated useful lives are limited to the shorter of the useful life of the asset or the term of the lease. The Company did not have any capital leases as of December 31, 2020 and December 31, 2019.

Product Warranty

The Company may provide a warranty on its products of six months or less. Estimated future warranty costs are accrued to cost of revenue in the period in which the related revenue is recognized. These estimates are based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. Provision for product warranties was immaterial for all periods presented.

Convertible Preferred Stock

Series Seed, A, A-1 and B Convertible Preferred Stock are classified in mezzanine equity as they are redeemable for cash or other assets upon the occurrence of an event that is not solely within the Company’s control. When a convertible preferred stock is probable of becoming redeemable, or when it is currently redeemable, adjustments are recorded in mezzanine equity to adjust the carrying values. No adjustments have been recorded in 2020 or 2019.

Revenue Recognition

Effective January 1, 2017, the Company early adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers and the related amendments (“Topic 606”) using the full retrospective method. As the Company did not enter into any contracts with customers prior to January 1, 2018, the adoption of Topic 606 did not have an impact on the Company’s financial statements. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606.

Under Topic 606, The Company determines revenue recognition through the following steps:

•	Identifying the contract, or contracts, with the customer;

•	Identifying the performance obligations in the contract;

•	Determining the transaction price;

•	Allocating the transaction price to performance obligations in the contract; and

•	Recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised good or services.

Nature of Products and Services and Revenue Recognition

The majority of the Company’s revenue comes from product sales of automotive perception solutions to direct customers and distributors. Revenue is recognized at a point in time when control of the goods is transferred to the customer, generally occurring upon shipment or delivery dependent upon the terms of the underlying contract.

For certain custom products that require engineering and development based on customer requirements, the Company recognizes revenue over time using an input that faithfully depicts the transfer of control of the goods or services to the customer. Amounts billed to customers for shipping and handling are included in revenue. Some of the Company’s arrangements provide software embedded in hardware and promises to update the Company’s software represent immaterial promises in contracts with customers. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.

Arrangements with Multiple Performance Obligations

When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the contract. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price.

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

Other Policies, Judgments and Practical Expedients

Right of return. The Company’s general terms and conditions for its contracts contain rights of return. However, the Company does not have a history of returns, and therefore, estimates of returns are immaterial. As such, the Company generally recognizes revenue at the contract price upon product shipment or delivery.

Contract balances. Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Contract liabilities relate to payments received in advance of the satisfaction of performance under the contract. Receivables represents the right to consideration that is unconditional. Such rights are considered unconditional if only the passage of time is required before payment of that consideration is due.

Remaining performance obligations. Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they can terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. Because the majority of the Company’s customer contracts allow customers to terminate for convenience or have an original duration of one year or less, the total amount of the transaction price allocated to unsatisfied performance obligations with a duration of more than 12 months was immaterial as of December 31, 2020 and December 31, 2019.

Significant financing component. In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. However, the Company’s contracts are generally one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money.

Contract modifications. The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts on a prospective basis where the remaining goods and services are distinct from the original items and on a cumulative catch-up basis when the remaining goods and services are not distinct from the original items.

Judgments and estimates. Judgement is required in the identification of performance obligations within the Company’s contracts with customers, especially those for certain custom products that require engineering and development. Accounting for contracts recognized over time under Topic 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, estimates of costs to complete a performance obligation may be revised. The Company reviews and updates its contract-related estimates regularly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to-cost method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. The impact of the application of catch-up adjustments was immaterial.

Cost of Revenue

The cost of revenue principally includes direct material, direct labor and allocation of overhead associated with manufacturing operations, including inbound freight charges and depreciation. Cost of revenue also includes the direct cost and appropriate allocation of overhead costs involved in the execution of service contracts.

Research and Development

Research and development expenses consist primarily of payroll expenses, consulting and contractor expenses, allocated overhead costs, and tooling and prototype materials to the extent no future benefit is expected. Substantially all of the Company’s research and development expenses are related to developing new products and services and improving existing products and services. To date, research and development expenses have been expensed as incurred and included in the statements of operations.

Stock-based Compensation

The Company measures the cost of share-based awards granted to employees and directors based on the grant-date fair value of the awards. The grant-date fair value of the stock options is calculated using a Black-Scholes option pricing model. The Black-Scholes pricing model requires the use of subjective assumptions including the option’s expected term, the volatility of the underlying stock, the fair value of the stock and the risk-free rate. The fair value of the stock-based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The Company has elected to recognize the effect of forfeitures in the period in which they occur.

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

Income Taxes

Income taxes are accounted under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that deferred tax assets would be realized in the future, in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with Topic 740 on the basis of a two-step process which includes (1) determination of whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) recognition of tax positions that meet the more-likely-than-not recognition threshold. Recognized income tax positions are measured at the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying statement of operations. Accrued interest and penalties are included on the related tax liability line in the balance sheet.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred and were $0 for both periods presented.

Foreign Currency Translation

Gains and losses resulting from foreign exchange transactions and revaluation of monetary assets and liabilities in non-functional currencies are included in other income (expense) in the statements of operations. Net foreign exchange gain (loss) recorded in the Company’s statements of operations was immaterial for all periods.

Net Loss Attributable Per Share to Common Stockholders

Basic net loss per share attributable to common stockholders is computed by dividing the Company’s net loss attributable per share to common stockholders by the weighted-average number of common shares used in the loss per share calculation during the period. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive securities, including stock options and convertible preferred shares. Basic and diluted net loss per share attributable to common stockholders was the same for all periods presented as the inclusion of all potentially dilutive securities outstanding was anti-dilutive.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, may choose to adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make the comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842), and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients entities can elect upon adoption. The principle of ASU 2016-02 is that a lessee should recognize assets and liabilities that arise from leases. Lessees will need to recognize a right-of-use asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments. The right-of-use asset will be based on the liability, with differences related to deferred rent and initial direct costs, etc. For income statement purposes, ASU 2016-02 requires leases to be classified as either operating or finance.

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

Operating leases will result in a straight-line expense pattern while finance leases will result in a front-loaded expense pattern. ASU 2016-02 is effective for the Company beginning January 1, 2022. The Company plans to adopt Topic 842 using the modified retrospective approach and as a result will not restate prior periods. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements. Based on its current lease portfolio, the Company preliminarily expects Topic 842 to have a material impact on the balance sheet primarily related to the recognition of operating lease assets and liabilities. The Company does not expect the new standard to have a material impact on the Company’s statement of operations. As the impact of this standard is noncash in nature, the Company does not anticipate its adoption having an impact on the statement of cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

Recently Adopted Accounting Guidance

In November 2016, ASU 2016-18 was issued which requires the statement of cash flows to explain the change in cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts described as restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts in the statement of cash flows. The adoption of this standard on January 1, 2019 did not have an impact on the Company’s financial statements, as for the periods presented, the Company did not have restricted cash.

Note 2. Revenue

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by geographic region based on the primary billing address of the customer and timing of the transfer of goods or services to customers (point-in-time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above are as follows (in thousands):

	Year Ended December 31,
	2020		2019
	Revenue	% of Revenue	Revenue	% of Revenue

Revenue by primary geographical market:
North America	$4,225	88%	$542	39%
Europe	497	10%	842	61%
Asia	121	2%	—	0%

Total	$4,843	100%	$1,384	100%

Revenue by timing of recognition:
Recognized at a point in time	$1,534	32%	$819	59%
Recognized over time	3,309	68%	565	41%

Total	$4,843	100%	$1,384	100%

Contract Assets and Contract Liabilities

As of December 31, 2020, the Company had contract assets of $0.6 million, recognized in other current assets, and contract liabilities of $0.1 million, recognized in other current liabilities. For the year-ended December 31, 2020, the Company had an increase of $0.4 million in contract assets that reflects revenue recognized and performance obligations satisfied in advance of customer billing but had a $0.1 million decrease in contract liabilities. As of December 31, 2019, the Company had contract assets of $0.2 million, recognized in other current assets, and contract liabilities of $0.1 million, recognized in other current liabilities. No contract asset or liability balances existed as of January 1, 2019.

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

Note 3. Inventories

Inventories consist of the following (in thousands):

	As of December 31,
	2020	2019
Raw materials	$586	$161
Work-in-progress	73	—
Finished goods	560	193

Total inventories	$1,219	$354

Note 4. Property, Plant and Equipment

Property, plant and equipment consists of the following (in thousands):

	As of December 31,
	2020	2019
Computer equipment	$658	$419
Lab equipment	1,324	858
Testing equipment	313	313
Leasehold improvements	765	607
Construction in progress	—	10
Furnitures and fixtures	401	401

Total property, plant and equipment	3,461	2,608
Less: accumulated depreciation	(1,847)	(1,049)

Total property, plant and equipment, net	$1,614	$1,559

Depreciation related to property, plant and equipment was $0.8 million and $0.6 million for the years ended December 31, 2020 and December 31, 2019, respectively.

Note 5. Other current assets

Other current assets consist of the following (in thousands):

	As of December 31,
	2020	2019
Deferred transaction costs	$3,041	$—
Prepaid expenses	1,105	822
Contract assets	626	182
Vendor deposits	198	338
Other current assets	—	115

Total other current assets	$4,970	$1,457

Note 6. Other current liabilities

Other current liabilities consist of the following (in thousands):

	As of December 31,
	2020	2019
Sales tax payable	$180	$118
Contract liabilities	51	140
Other current liabilities	44	12

Total other current liabilities	$275	$270

Note 7. Convertible Preferred Stock

From January 2017 to December 2019, the Company authorized the issuance of Series Seed, A, A-1 and B Preferred Stock with a par value of $0.001.

On January 13, 2017, the Company entered into the Series Seed Preferred Stock Purchase Agreement (the “Series Seed Purchase Agreement”). Pursuant to the Series Seed Purchase Agreement, the Company issued 2,487,767 shares of Series Seed Preferred Stock with a par value of $0.001 per share at a purchase price of $1.41 per share on January 13, 2017. Additionally, on February 14, 2017 and February 17, 2017, the Company issued an additional 710,789 shares of Series Seed Preferred Stock in these subsequent closings at the same purchase price as the initial closing. Since neither the Company nor the investors in the initial closing were required to participate in the subsequent closings, any further purchases of Series Seed Preferred Stock by investors in the initial closing were pursuant to mutual agreements between such investors and the Company. The Company received approximately $4.5 million in gross proceeds and incurred approximately $0.1 million in issuance costs.

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

On December 6, 2017, the Company entered into the Series A Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”). Pursuant to the Series A Purchase Agreement, the Company issued 2,739,961 shares of Series A Preferred Stock with a par value of $0.001 per share at a purchase price of $9.12 per share on December 6, 2017. The Company received approximately $25.0 million in gross proceeds and incurred approximately $0.1 million in issuance costs.

On April 13, 2018, the Company entered into the Series A-1 Preferred Stock Purchase Agreement (the “Series A-1 Purchase Agreement”). Pursuant to the Series A-1 Purchase Agreement, the Company issued 675,322 shares of Series A-1 Preferred Stock with a par value of $0.001 per share at a purchase price of $12.59 per share. Additionally, on May 21, 2018 and July 12, 2018, the Company issued an additional 79,459 and 278,107 shares of Series A-1 Preferred Stock, respectively, in these subsequent closings at the same purchase price as the initial closing. The Company received approximately $13.0 million in gross proceeds and incurred approximately $0.1 million issuance costs.

On August 23, 2019, the Company entered into the Series B Preferred Stock Purchase Agreement (the “Series B Purchase Agreement”). Pursuant to the Series B Purchase Agreement, the Company issued 1,481,968 shares of Series B Preferred Stock with a par value of $0.001 per share at a purchase price of $23.63 per share. On December 22, 2019, the terms of the Series B Purchase Agreement were amended to allow for subsequent closings through December 31, 2019. In connection with that amendment, on December 23, 2019, the Company issued an additional 42,311 shares of Series B Preferred Stock in a subsequent closing at the same purchase price as the initial closing. Since neither the Company nor the investors in the initial closing were required to participate in the subsequent closing, any further purchases of Series B Preferred Stock by investors in the initial closing were pursuant to mutual agreements between such investors and the Company. The Company received approximately $36.0 million in gross proceeds and incurred approximately $0.1 million in issuance costs.

The original issue price and the liquidation value, as of December 31, 2020 and December 31, 2019, of each class of Preferred Stock is outlined below.

	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference
Series Seed	3,198,556	3,198,556	$1.41
Series A	2,851,057	2,851,057	$9.12
Series A-1	1,032,888	1,032,888	$12.59
Series B	2,538,708	1,524,279	$23.63

Total	9,621,209	8,606,780

Dividends

The holders of Preferred Stock are entitled to non-cumulative dividends at a rate of $0.08 per share on each outstanding share of Series Seed Preferred Stock, $0.73 per share on each outstanding share of Series A Preferred Stock, $1.01 per share on each outstanding share of Series A-1 Preferred Stock and $1.89 per share on each outstanding share of Series B Preferred Stock, payable when, as and if declared by the Board of Directors and the Company shall pay no distribution to the holders of the Common Stock unless and until all dividends have been declared and paid to the holders of Preferred Stock. If a dividend is declared that is less than the total dividends due to the holders of Preferred Stock pursuant to the amounts set forth above, then the dividend will be distributed ratably among the holders of Preferred Stock in proportion to the amounts that would be payable to such holders if such dividend was sufficient to permit payment in full to the holders. The holders of Preferred Stock shall be permitted to participate pro rata (on an as-converted to Common Stock basis) in any cash dividend paid on the Common Stock. Holders of Preferred Stock receive dividends prior to and in preference to any dividends received by holders of Common Stock. No dividends have been declared or paid as of December 31, 2020.

Liquidation

Holders of Preferred Stock are entitled to receive a liquidation preference prior to any distribution to holders of Common Stock. Upon the occurrence of a liquidation transaction, Preferred Stock will be redeemed by the Company for the applicable original issue price. Moreover, if the holders of Preferred Stock would receive a greater amount of consideration had the Preferred Stock been converted immediately prior to such transaction, the Preferred Stock shall be deemed to be converted for purposes of the redemption.

Each of the shares of Preferred Stock is conditionally puttable by the holders upon “deemed liquidation events,” which includes a merger, change of control, or a sale of substantially all of the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of permanent equity (i.e., temporary equity). The Preferred Stock is not being accreted to its liquidation preference, as it is not probable that the Preferred Stock will become redeemable as of December 31, 2020.

The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable becoming redeemable.

Conversion

Preferred Stock is convertible at any time, at the option of the holder, into Common Stock at a conversion rate of 1-to-1 initially, subject to adjustments.

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

Additionally, all outstanding shares of the Preferred Stock shall automatically be converted into shares of underlying Common Stock upon the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which results in aggregate cash proceeds to the Company of not less than $50 million, net of underwriting discounts and commissions.

Voting Rights

Holders of Preferred Stock are entitled to the same voting rights as the holders of Common Stock and to notice of stockholders’ meetings. The holders of Common Stock and Preferred Stock shall vote together as a single class (on an as-converted basis) on all matters. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted.

The Preferred Stock also contains customary protective provisions such as a down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration.

Note 8. Common Stock

As of December 31, 2019, the Company had 20,500,000 shares of Common Stock authorized and 8,031,018 shares outstanding. In the event of liquidation, dissolution, distribution of assets, or winding up of the Company, the holders have equal rights to receive all the assets of the Company, after the rights of the holders of the preferred stock, if any, have been satisfied.

As of December 31, 2020, the Company has 20,500,000 shares of Common Stock authorized and 8,069,693 shares outstanding.

Authorized and Unissued Common Stock as of December 31, 2020
Number of Common Stock Authorized	20,500,000
Shares Issued and Outstanding	(8,069,693)
Restricted Stock Units Issued	(169,248)
Shares Reserved for the Stock Plan	(2,195,875)
Shares Issuable upon Conversion of the Preferred Stock	(8,606,780)
Remaining Shares	1,458,404

Note 9. Earnings (Loss) Per Share

Convertible Preferred Stock and unvested Restricted Stock are participating securities in periods of income, as the Convertible Preferred Stock and unvested Restricted Stock participate in undistributed earnings on an as-if-converted or as-vested basis. However, the Convertible Preferred Stock and unvested Restricted Stock do not share in losses. The Company computes earnings per share of Common Stock using the two-class method required for participating securities and does not apply the two-class method in periods of net loss. Basic and diluted earnings per share was the same for each year presented as the inclusion of all potential Common Stock outstanding would have been anti-dilutive. The following table sets forth the computation of basic and diluted loss (in thousands, except for share and per share amounts):

	Year ended December 31,
	2020	2019

Numerator:
Net loss	$(25,570)	$(19,594)

Net loss attributable per share to common stockholders	$(25,570)	$(19,594)

Denominator:
Weighted average shares of common stock outstanding – Basic	7,008,861	5,055,170
Dilutive effect of potential common stock	—	—

Weighted average shares of common stock outstanding - Diluted	7,008,861	5,055,170

Net loss per share attributable to common stockholders – Basic and Diluted	$(3.65)	$(3.88)

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Year ended December 31,
	2020	2019

Stock options	1,961,308	1,312,583
Restricted Stock	—	1,921,413
Convertible Preferred Stock	8,606,780	8,606,780

Total	10,568,088	11,840,776

Note 10. Stock-based Compensation

The Company maintains the 2016 Stock Incentive Plan (the “Stock Plan”) under which incentive stock options and non-qualified stock options may be granted to employees. Under the 2016 Plan, the Company is authorized to issue a maximum number of 2,430,656 shares of Common Stock.

Stock Options

Under the terms of the 2016 Plan, incentive stock options must have an exercise price at or above the fair market value of the stock on the date of the grant, while non-qualified stock options are permitted to be granted below fair market value of the stock on the date of grant. The majority of stock options granted have service-based vesting conditions only. The service-based vesting conditions vary though typically, stock options vest over four years with 25% of stock options vesting on the first anniversary of the grant and the remaining 75% vesting monthly over the remaining 36 months. Option holders have a ten-year period to exercise the options before they expire.

The fair value of stock option awards was determined on the grant date using the Black-Scholes valuation model based on the following weighted-average assumptions:

	Awards granted during year ended December 31,
	2020	2019
Expected term (years) (1)	5.79 - 6.02	5.79 - 6.02
Expected volatility (2)	43.5% - 49.1%	43.2% - 48.2%
Common Stock Value	14.34 - 34.80	6.86 - 14.13
Risk-free interest rate (3)	0.34% - 1.60%	1.79% - 2.55%
Dividend yield (4)	0%	0%

(1)

Expected term is the length of time the grant is expected to be outstanding before it is exercised or terminated. This number is calculated as the midpoint between the vesting term and the original contractual term (contractual period to exercise). If the option contains graded vesting, then the vesting term would be based on the vesting pattern. The Company uses the simplified method when calculating the expected term due to insufficient historical exercise data.

(2)	Expected volatility was estimated based on comparable companies’ reported volatilities.
(3)	The risk-free rate is an interpolation of yields on U.S. Treasury securities with maturities equivalent to the expected term.
(4)	The Company has assumed a dividend yield of zero as they have no plans to declare dividends in the foreseeable future.

The Company grants stock options at exercise prices deemed by the Board of Directors to be equal to the fair value of the Common Stock at the time of grant. Given the absence of a public trading market, the Board of Directors considered numerous objective and subjective factors to determine the fair value of the Company’s Common Stock at each meeting at which awards were approved. These factors included, but were not limited to (i) contemporaneous third-party valuations of Common Stock; (ii) the rights and preferences of Preferred Stock relative to Common Stock; (iii) the lack of marketability of Common Stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions.

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

A summary of the Company’s stock option activity for fiscal years 2020 and 2019 is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of January 1, 2019	632,233	$1.58	9.01	$2,620
Granted	781,041	2.60	9.22	—
Exercised	(26,858)	1.28	7.87	345
Forfeited	(73,833)	2.09	8.13	—
Expired	—	—	—	—

Outstanding as of December 31, 2019	1,312,583	2.16	8.73	15,707
Granted	814,551	4.97	9.11	—
Exercised	(38,675)	1.85	7.33	4,804
Forfeited	(127,151)	3.42	8.28	—
Expired	—	—	—	—

Outstanding as of December 31, 2020	1,961,308	3.25	8.27	140,560

Vested and exercisable as of December 31, 2020	796,164	2.36	7.74	57,770

Vested and expected to vest as of December 31, 2020	1,961,308	$3.25	8.27	$140,560

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of December 31, 2020 and December 31, 2019, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2020 and December 31, 2019. The amount of aggregate intrinsic value will change based on the price of the Company’s common stock.

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2020 and December 31, 2019 was $11.84 and $5.77 per share, respectively. The total fair value of options that vested during the years ended December 31, 2020 and December 31, 2019 was $3.0 million and $1.2 million, respectively.

The compensation cost for options recognized for the years ended December 31, 2020 and December 31, 2019 was $3.4 million and $1.7 million, respectively.

As of December 31, 2020, the Company had $9.3 million of unrecognized stock-based compensation expense related to the stock options. This cost is expected to be recognized over a weighted-average period of 1.94 years.

Restricted Stock

Under the terms of the 2016 Plan, restricted stock granted have serviced-based vesting conditions only.

Restricted stock activity for the year ended December 31, 2020 and December 31, 2019 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of January 1, 2019	3,842,745	$0.25
Granted	—	—
Forfeited	—	—
Vested	(1,921,332)	0.25

Outstanding as of December 31, 2019	1,921,413	$0.25

Granted	—	—
Forfeited	—	—
Vested	(1,921,413)	0.25

Outstanding as of December 31, 2020	—	$—

The total fair value of restricted stock that vested during the year ended December 31, 2020 and December 31, 2019 was $0.5 million and $0.5 million, respectively. The compensation cost for restricted stock recognized for the year ended December 31, 2020 and December 31, 2019 was $0.4 million and $0.5 million, respectively.

As of December 31, 2020, the Company had no unrecognized stock-based compensation expense related to the restricted stock.

Performance-Based Restricted Stock Units

Beginning November 2020, the Company granted performance-based restricted stock units (“RSUs”) to certain employees and consultants pursuant to the 2016 Stock Plan. RSU’s expire in 10 years from the date of grant and typically vest 25 percent upon the one-year anniversary date from the initial vesting date, with 12.5% vesting on each six-month anniversary date over the following three years. The RSUs are subject to a time-based vesting condition and a performance condition tied to the completion of the merger with InterPrivate, both of which must be satisfied in order for the RSUs to be vested and settled for shares of Common Stock. As of December 31, 2020, the performance vesting condition had not been met.

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

RSUs activity for the year ended December 31, 2020 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of January 1, 2020	—	$—
Granted	169,248	70.29
Forfeited	—	—
Vested	—	—

Outstanding as of December 31, 2020	169,248	$70.29

As of December 31, 2020, no compensation expense had been recognized for the RSUs because the performance vesting condition was not probable of being met.

Compensation expense

Total stock-based compensation expense by function was as follows (in thousands):

	Year ended December 31,
	2020	2019
Cost of Revenue	$470	$32
Research and development expenses	1,895	1,235
Sales and marketing expenses	26	17
General and administrative expenses	1,415	869

Total	$3,806	$2,153

Note 11. Income Taxes

Components of Income Before Taxes

For financial reporting purposes, income before income taxes includes the following components (in thousand):

	Year ended December 31,
	2020	2019
Domestic	$(25,570)	$(19,594)
Foreign	—	—

Income (loss) before income taxes	$(25,570)	$(19,594)

Components of Tax Expense

There has historically been no federal, state or foreign provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. For the year ended December 31, 2020 and December 31, 2019, the Company recognized no provision related to income taxes.

Effective Tax Rate

Reconciliation between the effective tax rate on income from continuing operations and the statutory tax rate of 21% is as follows:

	Year ended December 31,
	2020	2019

U.S. federal provision at statutory rate	21.0%	21.0%
Tax credits	2.0%	1.1%
Stock-based compensation	-1.3%	-2.3%
Change in valuation allowance	-21.6%	-19.9%
Other	-0.1%	0.1%
Effective tax rate	0.0%	0.0%

The Company’s effective tax rates differ from the federal statutory rate primarily due to the change in valuation allowance.

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

Deferred Taxes

The Company’s deferred income tax assets and liabilities as of December 31, 2020 and 2019 were as follows (in thousands):

	Year ended December 31,
	2020	2019

Deferred tax assets:
Net operating loss carry forward	$13,405	$7,874
Tax credits	2,151	1,132
Other	399	87
Stock-based compensation	594	—
Accruals and reserves	80	100

Total deferred tax assets before valuation allowance	16,630	9,193
Valuation allowance	(16,464)	(8,879)

Total deferred tax assets	165	314
Deferred tax liabilities:
Fixed assets	(165)	(314)

Total deferred tax liabilities	(165)	(314)

Net deferred tax assets (liabilities)	$—	$—

The Company assesses the realizability of deferred tax assets based on the available evidence, including a history of taxable income and estimates of future taxable income. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that all or some portion of deferred tax assets will not be realized. Due to the losses the Company generated in the current and prior years; the Company believes it is not more likely than not that all the deferred tax assets can be realized. Accordingly, the Company established and recorded a full valuation allowance on its net deferred tax assets of $8.9 million as of December 31, 2019 and a net valuation allowance on its deferred tax assets of $16.5 million as of December 31, 2020. The valuation allowance increased by $7.6 million for the year ended December 31, 2020.

As of December 31, 2020, the Company had $50.5 million of U.S. federal and $40.2 million of state net operating loss carryforwards available to reduce future taxable income, of which $47.3 million will be carried forward indefinitely for U.S. federal tax purposes and the remainder of losses will expire beginning in 2036 for federal and state tax purposes.

The Company also has federal and California research and development tax credit carryforwards of $2.3 million and $2.2 million, respectively. The federal research credit carryforwards will expire in 2036 and California research credits can be carried forward indefinitely.

The federal and state net operating loss carryforwards may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, and similar provisions under state law. The Tax Reform Act of 1986 contains provisions that limit the federal net operating loss carryforwards that may be used in any given year in the event of special occurrences, including significant ownership changes. The Company has not performed a separate analysis as of December 31, 2020. Any limitation may result in expiration of all or a portion of the net operating loss carryforwards and tax credit carryforwards before utilization.

Unrecognized Tax Benefits

The Company accrues for uncertain tax positions identified, which are not deemed more likely than not to be sustained if challenged, and recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company accrued immaterial interest on uncertain tax benefits associated with unrecognized tax benefits and had immaterial cumulative interest and penalties as of December 31, 2020 and 2019.

The Company does not expect that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Year ended December 31,
	2020	2019
Unrecognized tax benefits as of the beginning of the year	$1,088	$415
Increase related to prior year tax provisions	—	—
Decrease related to prior year tax provisions	—	—
Increase related to current year tax provisions	847	673
Statue lapse	—	—

Unrecognized tax benefits as of the end of the year	$1,935	$1,088

Included in the balance of unrecognized tax benefits as of December 31, 2020, and 2019, are no amounts that, if recognized, would affect the effective tax rate.

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2020, the Company does not believe there will be a significant increase or decrease of unrecognized tax benefits within the next twelve months. The Company’s major tax jurisdictions are the United States and California. Due to the net operating loss carryforward since inception, all tax years are open for examination. There have been no examinations of our income tax returns by any tax authority.

Note 12. Commitments and Contingencies

Leases

The Company leases one building under a non-cancelable operating lease expiring in 2023. Rent expense related to operating leases was $0.7 million and $0.6 million for the years ended December 31, 2020 and December 31, 2019, respectively.

As of December 31, 2020, future minimum lease payments under all noncancelable operating leases with an initial lease term in excess of one year were as follows (in thousands):

Operating Leases
2021	$736
2022	741
2023	371

Total minimum lease payments	$1,848

The Company purchases services and goods from a variety of suppliers in the ordinary course of business. Purchase obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum, or variable price provisions, and the approximate timing of the transaction. The Company has purchase obligations related to R&D licenses totaling $3.0 million, for which payments will be made of $2.2 million in 2021, $0.8 million in 2022 and none in the years thereafter.

Litigation

From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. When it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated, the Company records a liability for such loss contingencies. The Company’s estimates regarding potential losses and materiality are based on the Company’s judgment and assessment of the claims utilizing currently available information. Although the Company will continue to reassess its reserves and estimates based on future developments, the Company’s objective assessment of the legal merits of such claims may not always be predictive of the outcome and actual results may vary from the Company’s current estimates.

On December 23, 2020, an alleged stockholder of InterPrivate, filed a lawsuit against InterPrivate, its directors, WLLY Merger Sub Corp. and the Company in the Supreme Court of the State of New York, captioned Quarles v. InterPrivate Acquisition Corp. The complaint alleges that InterPrivate’s directors caused materially misleading and incomplete information to be disseminated to InterPrivate’s public stockholders and that InterPrivate, WLLY Merger Sub Corp. and the Company aided and abetted the directors’ breach of their fiduciary duties. The complaint seeks, among other things, (1) injunctive relief enjoining InterPrivate, its directors, WLLY Merger Sub Corp. and the Company and persons acting in concert with them from proceeding with, consummating or closing the Business Combination; (2) rescission of the consummation of the Business Combination if consummated or rescissory damages; (3) injunctive relief directing the defendants to disseminate a registration statement that does not omit material information or contain alleged untrue statements of material fact; (4) declaratory judgment that the individual defendants violated their fiduciary duties; (5) an award of plaintiff’s expenses and attorney’s fees; and (6) other equitable relief.

The Company believes that the plaintiff’s claims in the foregoing matter are without merit and intends to vigorously defend against them. Given the nature of this case, the Company is unable to estimate the reasonably possible loss or range of loss, if any, arising from this matter.

Indemnifications

In the ordinary course of business, the Company is not subject to potential obligations under guarantees that fall within the scope of FASB ASC Guarantees, (Topic 460), except for standard indemnification provisions that are contained within many of the Company’s customer agreements and give rise only to disclosure requirements prescribed by Topic 460. Indemnification provisions contained within the Company’s customer agreements are generally consistent with those prevalent in the Company’s industry. The Company has not incurred any obligations under customer indemnification provisions and does not expect to incur significant obligations in the future. Accordingly, the Company does not maintain accruals for potential customer indemnification obligations.

AEVA INC.

NOTES TO FINANCIAL STATEMENTS

Note 13. Segment Information

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), consisting of the Company’s chief executive officer and the Company’s chief technology officer as a group, in deciding how to allocate resources and assess the Company’s financial and operational performance. In addition, the Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis. As a result, the Company has determined that the Company’s business operates in a single operating segment. Since the Company operates as one operating segment, all required financial segment information can be found in the financial statements.

For the years ended December 31, 2020 and December 31, 2019, Germany and the United States accounted for more than 10% of the Company’s total revenues. Based on the primary billing address of the customer, total revenues in Germany for the year ended December 31, 2020 and year ended December 31, 2019 were $0.5 million and $0.8 million, respectively. Total revenues in the United States for the year ended December 31, 2020 and year ended December 31, 2019 were $4.2 million and $0.5 million, respectively.

For the year ended December 31, 2020, three customers accounted for 65%, 11%, and 10%, respectively, of the Company’s revenue. For the year ended December 31, 2019, two customers accounted for 53% and 12%, respectively, of the Company’s revenue.

Note 14. Employee Benefit Plan

The Company has a qualified retirement savings plan under the provisions of Section 401(k) of the Internal Revenue Code covering substantially all employees. Participants in the plan may elect to defer up to a maximum annual amount allowable under IRS regulations. During the year ended December 31, 2020 and December 31, 2019 the Company’s contributions were $0.3 million and $0.1 million, respectively.

Note 15. Subsequent Events

In preparing the audited financial statements, the Company has evaluated subsequent events through March 12, 2021, which is the date the audited financial statements were available for issuance.

InterPrivate Acquisition Corp Merger (“Business Combination”)

On November 2, 2020, InterPrivate, a special purpose acquisition company, announced that they have entered into a definitive agreement for a business combination that would result in the Company merging into InterPrivate (the “Transaction”). The Transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer.

Pursuant to the Merger, all shares of Aeva common stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and converted into the right to receive shares of our common stock, all outstanding Aeva options will be converted into options to purchase our common stock and all outstanding Aeva restricted stock units will be converted into InterPrivate restricted stock units. The aggregate number of shares of common stock to be issued will be equal to $1.7 billion plus the exercise price of all outstanding Aeva options, divided by $10.00.

On March 11, 2021, at a special meeting of stockholders, InterPrivate stockholders approved the Proposed Business Combination. The Closing occurred on March 12, 2021.

InterPrivate Subscription Agreements

In connection with the proposed merger between InterPrivate and the Company, InterPrivate has entered into agreements (the “Subscription Agreements”) whereby shares of InterPrivate Common Stock will be issued at purchase prices ranging from $10.00 to $16.00 per share in a series of private placements (the “Private Placements”), to be consummated immediately prior to consummation of the merger. The terms of the Subscription Agreement financing allow for the issuance of additional shares up to an aggregate gross value of $320 million.